Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589

NEWS RELEASE

Mining Industry Veteran Joseph A. Carrabba
Joins Cleveland-Cliffs as President and Chief Operating Officer

Cleveland, OH—May 3, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced that Joseph A. Carrabba has accepted the position of president and chief operating officer of the Company. Upon assuming his new role, Carrabba will be responsible for all operations of Cleveland-Cliffs, and for all operational support functions such as technical services and supply-chain management.

Mr. Carrabba, 52, joins Cleveland-Cliffs from Rio Tinto, a global mining company, where he served for 22 years in a variety of leadership capacities at locations around the globe. He was most recently president and chief operating officer of Rio Tinto’s Diavik Diamond Mines, Inc., in Canada’s Northwest Territory.

Cleveland-Cliffs’ Chairman and Chief Executive Officer John Brinzo said: “We feel extremely fortunate to have attracted a leader of Mr. Carrabba’s caliber, and enthusiastically welcome him to the Cleveland-Cliffs team. Joe’s vast experience in mining and mineral processing at locations world-wide, including Australia and Asia, aligns perfectly with our long-term strategic objective to extend our presence in the fastest growing iron ore markets in the world.”

“Beyond his obvious operating experience,” Brinzo continued, “Joe brings to Cliffs a wealth of knowledge regarding the commercial and distribution facets of the mining business. We look forward to his invaluable contributions as we pursue our goal of becoming a larger, international mining company.”

Carrabba said, “I am most pleased to become a part of the Cleveland-Cliffs management team, particularly as the Company moves into the next exciting chapter of its evolution”.

Carrabba, a native of Ohio, earned his Bachelor’s Degree in Geology from Capital University and his MBA from Frostberg State University in Maryland.

* * * * *

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website at:
www.cleveland-cliffs.com .

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459